                                                                    EXHIBIT 10.6

                                 AMENDMENT NO. 1


         THIS INSTRUMENT, dated as of October 30, 1995, by and among Birman Managed Care, Inc., a Tennessee corporation (the "Company"), BMC Health Plans, Inc., a Tennessee corporation ("Birman"), and Mark C. Wade, an Arizona resident ("Executive"), constitutes a first amendment to that certain Employment Agreement by and among the Company, Birman and Executive dated as of July 1, 1995 (the "Agreement"). The Company, Birman and Executive are hereinafter referred to as the "Parties."

                                    RECITALS:

         WHEREAS, the Parties desire to amend the Agreement;

         NOW, THEREFORE, for and in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the parties, intending to be legally bound, agree as follows:

         1. Section 4.04 of the Agreement is hereby amended by striking the whole thereof and by substituting in lieu thereof the following:

              4.04 PARTICIPATION IN BENEFIT PLAN. Executive shall be entitled to participate in all employee qualified and non-qualified deferred compensation plans or supplemental income plans or programs maintained by the Company or Birman, including any Section 401(k) plan adopted by the Company or Birman, according to the terms and conditions thereof. Executive shall also be entitled to participate in Birman's 1995 Stock Option Plan, according to the terms and conditions of said plan and the Stock Option Award Agreement attached hereto and shall be granted the option to purchase five hundred thousand (500,000) shares of the $.001 par value common stock of Birman at a price of one dollar ($1.00) per share, representing the fair market value of such shares on the date of grant, exercisable in accordance with the terms of the Stock Option Award Agreement attached hereto (the "Options").

         2. Article 5 of the Agreement is hereby amended by striking Sections 5.01, 5.02 and 5.03 thereof and by substituting in lieu thereof the following:

              5.   ASSET PURCHASE; SHAREHOLDER AGREEMENT.

              5.01 ASSET PURCHASE. The Company shall purchase from Executive, and Executive shall sell, assign, transfer and deliver to the Company, all furniture, office equipment, computer hardware systems and computer software programs physically located as of the date hereof on the premises of the Executive's offices at 7550 East McDonald, Suite G, Scottsdale, Arizona as described at Exhibit A hereto (the "Assets"). The purchase price for the Assets is fifteen thousand and no/100 dollars ($15,000.00). By execution hereof, Executive acknowledges receipt of such consideration.

         3. Section 5.04 of the Agreement is hereby amended by striking any references to Class A Stock and by renumbering Section 5.04 as Section 5.02.

         4. Article 7 of the Agreement is hereby amended by striking any references to Class A Stock.

         5. The amendments delineated above constitute the sole amendments to the Agreement. The Agreement and the above amendments contain the entire agreement of the Parties relating to the subject matter hereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be executed as of the date first above written.


                                       BIRMAN MANAGED CARE, INC.


                                       By:______________________________________
                                          David N. Birman, M.D.
                                          President and Chief Executive Officer


                                       BMC HEALTH PLANS, INC.


                                       By:______________________________________
                                          David N. Birman, M.D.
                                          Chairman



                                       _________________________________________
                                       MARK C. WADE

                                    EXHIBIT A


2      Brown, Particle Board Desks

2      Grey, Particle Board Desks

1      Grey, Particle Board Desk with Right Return

5      Grey Desk Chairs on Rollers

2      Black, 4 drawers, Legal File Cabinets

1      Black, Particle Board Shelves (36 x 28 x 15)

1      Brown, Particle Board Microwave Cart on Wheels

4      Black, Trash Cans

1 Texas Instruments Travelmate 4000 portable with mouse 486 DX2 50MHZ with case

1      Hewlett Packard, Laser Jet 4L, Printer

1      Hawlett Packard, Fax -- 900, Fax Machine


       Miscellaneous Office Supplies

                                    BAW, INC.
                            BIRMAN MANAGED CARE, INC.

                              EMPLOYMENT AGREEMENT

                                      WITH

                                  MARK C. WADE

                            DATED AS OF JULY 1, 1995


                                  PREPARED BY:

                              ROBERT D. ARKIN, ESQ.
                             SUITE 1800, TOWER PLACE
                            3340 PEACHTREE ROAD, N.E.
                             ATLANTA, GEORGIA 30326
                                  404-848-7767
                            404-848-7768 (FACSIMILE)

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into as of the 1st day of July, 1995, by and among BAW, INC., a Tennessee corporation (the "Company"), BA-FORUM HEALTH CARE, INC. D/B/A BIRMAN MANAGED CARE, INC., a Tennessee corporation ("Birman") and MARK C. WADE, an Arizona resident ("Executive").

                              W I T N E S S E T H:

         WHEREAS, Executive is currently employed by the Company as a marketing specialist;

and

         WHEREAS, the Company and Executive desire that Executive be employed in accordance with the terms and conditions hereof (i) as President of BA-Forum Health Care, a division of the Company established to market the Company's products and services, and (ii) as the Company's Executive Vice President - Sales and Marketing; and

         WHEREAS, the Company is a wholly-owned subsidiary of Birman;

         NOW, THEREFORE, in consideration of the foregoing, the payment of $1.00 and other good and valuable consideration and the mutual covenants and agreements contained herein, the receipt and sufficiency whereof the parties hereby acknowledge, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. The Company hereby employs Executive, and Executive hereby accepts employment from the Company (i) as President of BA-Forum Health Care ("BAForum"), and (ii) as the Company's Executive Vice President - Sales and Marketing. Executive shall perform services for the Company for the period and upon the terms and conditions set forth in this Agreement and shall hold such other positions with the Company or its Affiliate (as hereinafter defined) as may be mutually agreed upon, from time to time. Executive acknowledges receipt of the separate consideration of four thousand and no/100 dollars ($4,000.00), the sufficiency of which is hereby acknowledged, for entering into this Agreement.

         2. TERM. Subject to the provisions for termination set forth herein, the term of Executive's employment under this Agreement shall commence as of the date hereof and shall continue up to and including June 30, 2001 (the "Initial Term"). Thereafter, as of July 1 of each year beginning July 1, 2001, the term of this Agreement shall be extended for an additional one (1) year.

         3. POSITION AND DUTIES.

         3.1 SERVICE WITH THE COMPANY. During the term of this Agreement, Executive shall perform such duties as are customarily performed by one holding such position in the same business as the Company shall, from time to time, reasonably request. Executive also shall serve, for any period for which he is elected, as a member of the Company's Board of Directors without additional compensation.

         3.2 PERFORMANCE OF DUTIES. Executive shall serve the Company faithfully and to the best of his ability devote his full time, attention, skill and effort exclusively to performing services for the Company pursuant to this Agreement and shall not be employed or otherwise provide services to any other entity without the prior written consent of the Company. Executive shall undertake such reasonable travel to the corporate headquarters of the Company in Cookeville, Tennessee and to such other locations in which the Company does, or proposes to do, business as shall be necessary to perform Executive's duties hereunder. Executive shall receive reimbursement for travel expenses in accordance with
Section 4.7.

         4. COMPENSATION; BENEFITS.

         4.1 BASE SALARY. The Company shall pay to Executive as compensation for all services to be rendered by Executive under this Agreement a base salary ("Base Salary"), in accordance with the Company's customary payroll practices, reduced by applicable federal, state and local withholding taxes, as a draw against Incentive Compensation. From the date hereof up to and including December 31, 1995, the Executive's Base Salary shall be one hundred sixty-five thousand and no/100 dollars ($165,000) per annum. In subsequent years, the Base Salary payable to Executive shall be reviewed by the Company's Board of Directors, or the Compensation Committee thereof, at least annually. In reviewing and setting Executive's Base Salary, the Board or Compensation Committee, as the case may be, shall consider cost of living, results of operations, financial condition, prospects, salary levels for similarly sized companies in the Company's industry for comparable executive positions, Executive's performance and other criteria deemed relevant by the Company in assessing Executive's compensation.

         4.2 INCENTIVE COMPENSATION. In addition to the Base Salary described in
Section 4.1, the Company shall pay Executive an annual performance-based bonus ("Incentive Compensation"), payable to Executive in cash not later than ninety
(90) days after the audit of the books of the Company for such annual period has been completed by the Company's independent accountants, determined in accordance with the following:

                  (a) On all Adjusted Gross Revenue from Managed Care Business in Mississippi in the annual fiscal period for which the Incentive Compensation is being calculated:

=============================================================================================================================
                                                                                                          ANNUAL
                                               ANNUAL                        ANNUAL                      INCENTIVE
                                              INCENTIVE                     INCENTIVE                  COMPENSATION
         ANNUAL ADJUSTED                    COMPENSATION                  COMPENSATION                  YEAR 3 AND
          GROSS REVENUE                        YEAR 1                        YEAR 2                     THEREAFTER
-----------------------------------------------------------------------------------------------------------------------------
$800,000 to $2,000,000                           7%                           3.5%                         1.75%
-----------------------------------------------------------------------------------------------------------------------------
On the next $1,000,000                           6%                            3%                          1.5%
-----------------------------------------------------------------------------------------------------------------------------
On the next $1,000,000                           5%                           2.5%                         1.25%
-----------------------------------------------------------------------------------------------------------------------------
Above $4,000,000                                 4%                            2%                           1%
=============================================================================================================================

                  (b) On all Adjusted Gross Revenue from Managed Care Business (excluding Mississippi Managed Care Business) generated by a New Client in the initial annual fiscal period for which the Incentive Compensation is being calculated, Incentive Compensation equal to three percent (3%) thereof; and

                  (c) On all Adjusted Gross Revenue from Managed Care Business (excluding Mississippi Managed Care Business) generated by a Renewal Client in the following subsequent fiscal periods for which the Incentive Compensation is being calculated:

==========================================================================================================================
                                                    ANNUAL INCENTIVE                         ANNUAL INCENTIVE
            ANNUAL ADJUSTED                           COMPENSATION                             COMPENSATION
             GROSS REVENUE                               YEAR 2                           YEAR 3 AND THEREAFTER
--------------------------------------------------------------------------------------------------------------------------
             $0 and Above                                 1.5%                                     .75%
==========================================================================================================================

Notwithstanding the foregoing, the Incentive Compensation payable in accordance with Sections 4.2(b) and (c) shall not exceed the aggregate amount of two hundred fifty thousand and no/100 dollars ($250,000) per annum. For purposes hereof, "Adjusted Gross Revenue" means all management fee revenue actually received and booked as a receipt by the Company from the management, sponsorship or operation of Managed Care Plans less (i) a corporate expense allocation for Birman general and administrative expenses attributable to the Company of six percent (6%) of the Company's gross revenue and (ii) any adjustments, credits, rebates or returns. "Affiliate" means a person that, directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified. "Managed Care Business" means arrangements among health care providers, third-party payors and patients developed and managed by the Company or an Affiliate that through capitated payment arrangements or other financial incentives or disincentives and case management endeavor to eliminate inefficiencies in health care delivery and reduce unnecessary utilization of services while maintaining or improving quality of care. "Managed Care Plan" means a health plan offered to plan participants for which the health care services provided thereunder are paid for in whole or in part by third-party payors, including commercial insurers, Medicaid, Medicare and self-funded employers. "New Client" means a Managed Care Plan that has not previously paid management fees to the Company or its Affiliate for operation and management services. "Renewal Client" means a Managed Care Plan that has paid management fees to the Company or its Affiliate for operation and management services rendered during the previous twelve (12) month period.

         4.3 PARTICIPATION IN EXECUTIVE BONUS POOL. Executive shall be entitled to participate in an executive bonus pool established by the Company ("Executive Bonus Pool"), to which up to ten percent (10%) of the net pretax profits of the Company derived from the Managed Care Business is allocable, in such amounts and under such circumstances as determined from time to time by the Board or the Compensation Committee thereof, as the case may be.

         4.4 PARTICIPATION IN BENEFIT PLANS. Executive shall be entitled to participate in all employee qualified and non-qualified deferred compensation plans or supplemental income plans or programs maintained by the Company or Birman, including any Section 401(k) plan adopted by the Company or Birman, according to the terms and conditions thereof. Executive shall also be entitled to participate in Birman's 1995 Stock Option Plan, according to the terms and conditions of said plan, and shall be granted the option to purchase one hundred thousand (100,000) shares of the $.001 par value common stock of Birman at a price of one dollar ($1.00) per share, representing the fair market value of such shares on the date of grant, exercisable sequentially at the rate of twenty percent (20%) per year commencing on June 30, 1997 (the "Options").

         4.5 BENEFIT PLANS. Executive shall be entitled to participate in any and all plans, arrangements or distributions maintained by the Company pertaining to or in connection with any pension, life, health insurance, disability insurance or similar benefits provided by the Company to its employees, as determined by the Company's Board of Directors pursuant to the governing instruments which establish and determine eligibility and other rights of the participants and beneficiaries under such plans or other benefit programs.

         4.6 VACATION AND SICK LEAVE. Executive will be entitled to participate in the vacation and sick leave benefit program of the Company to the extent that his position, title, salary and other qualifications make him eligible to participate, but not less than twenty-one (21) days per year. Vacation time and sick leave may not be accumulated after the end of any year and, to the extent unused, shall have no economic value to Executive. Executive's use of vacation time shall be subject to the prior approval of the Company.

         4.7 EXPENSES. The Company will pay or reimburse Executive for all reasonable and necessary travel and other out-of-pocket expenses incurred by Executive in the performance of duties under this Agreement, subject to the presentment of appropriate vouchers in accordance with the Company's policies and procedures as adopted from time to time.

         4.8 OFFICE FACILITIES. The Company shall provide Executive with a furnished office, together with such staff, equipment and materials as may be reasonably necessary for Executive to fulfill his duties under this Agreement.

         5. PURCHASE AND SALE OF BIRMAN STOCK; SUBSTANTIAL RISKS OF FORFEITURE; VESTING.

         5.1 PURCHASE AND SALE OF STOCK; VESTING. Pursuant to a Proposal and Stock Subscription submitted to Birman by Executive of even date herewith, Birman shall sell to Executive, and Executive shall purchase from Birman, four hundred thousand (400,000) shares of Birman's Class A convertible preferred stock, $.001 par value, described in the Certificate of Designation attached hereto (the "Class A Stock"), at a purchase price of $.01 per share (the "Purchase Price") for a total purchase price of four thousand and no/100 dollars ($4,000.00); provided, however, that Executive's right, title and interest in and to the Class A Stock shall vest only in the following circumstances:

                  (a) As to the first increment of one hundred thousand (100,000) shares, only following recognition by the Company of two million dollars ($2,000,000) of Adjusted Gross Revenue earned by BA-Forum;

                  (b) As to the second increment of one hundred thousand (100,000) shares, only following (i) June 30, 1997 and (ii) recognition by the Company in any annual fiscal period of three million dollars ($3,000,000) of Adjusted Gross Revenue earned by BAForum;

                  (c) As to the third increment of one hundred thousand (100,000) shares, only following (i) June 30, 1998 and (ii) recognition by the Company in any annual fiscal period of four million dollars ($4,000,000) of Adjusted Gross Revenue earned by BAForum; and

                  (d) As to the fourth increment of one hundred thousand (100,000) shares, only following (i) June 30, 1999 and (ii) recognition by the Company in any annual fiscal period of five million dollars ($5,000,000) of Adjusted Gross Revenue earned by BAForum.

         5.2 SUBSTANTIAL RISK OF FORFEITURE. Any unvested shares of Class A Stock held by Executive shall automatically revert, and be reconveyed, to the Company in the following circumstances: If the Company tenders to Executive the Purchase Price therefor (i) at any time during the 90-day period following the cessation of Executive's employment with the Company for any reason; or (ii) at any time during the 90-day period commencing July 1, 2000.

         5.3 SECTION 83(b) ELECTION. The Company will assist Executive in making an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended. Executive understands that the purpose of this election is to enable Executive to avoid taxation on any appreciation in the value of the Class A Stock that occurs between the date of purchase and sale and the dates the Class A Stock fully vests.

         5.4 SHAREHOLDER AGREEMENT. The Class A Stock and any common stock of the Company issued to Executive upon exercise of the Options (the "Option Stock") shall be subject to a Shareholder Agreement which includes provisions customary to agreements of this type and, after June 30, 2000 if the Company is not a reporting company under the Securities Exchange Act of 1934, as amended, permits Executive to put the whole of his vested Class A Stock to the Company and the Company to call the vested Class A Stock held by Executive at a price per share based upon (i) the most recent independent valuation of the Company's then extant qualified Employee Stock Ownership Plan (if available) or (ii) the fair market value of the Class A Stock and the Option Stock.

         6. CONFIDENTIALITY; RETURN OF MATERIALS.

         6.1 CONSEQUENCES OF ENTRUSTMENT. Executive hereby acknowledges that (i) Executive's services to the Company will be of a special, unique, extraordinary and intellectual character, (ii) Executive's position with the Company will place Executive in a position of confidence, responsibility and trust with respect to the operations of the Company, and (iii) in reliance on Executive's ethical responsibility and loyalty, the Company expects to entrust Executive with highly sensitive, confidential, restricted and proprietary information involving Trade Secret Information (as hereinafter defined). Executive acknowledges that Executive is legally and ethically responsible for protecting and preserving the Company's proprietary rights for use only for the Company's benefit, and these responsibilities may impose limitations on Executive's ability to pursue some kinds of business opportunities that might interest Executive after Executive's employment.

         6.2 DEFINITION OF "TRADE SECRET INFORMATION". It is acknowledged and agreed that the Executive is experienced in the managed care industry and possesses significant knowledge and information about the industry. Such existing knowledge and information is not, for purposes of this Agreement, "Trade Secret Information." For purposes of this Agreement, "Trade Secret Information" means information, whether or not in written or tangible form, in the possession of the Company and considered by the Company to be proprietary, valuable and confidential, from which the Company derives economic value, actual or potential, by such information not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. Trade Secret Information includes, without limitation, (a) any data or information acquired by Executive during his employment by the Company relating to the products, services, business methods, customer accounts or operations of the Company, its Affiliates or its customers, and (b) the techniques and business methods for (i) applying scientific literature to merge resources and clinical language used in defining medical payments for purposes of Medicare diagnostic related group ("DRG") optimization,
(ii) utilizing concurrent case review activity to merge resources and clinical language used in defining medical payments for the purpose of DRG optimization,
(iii) developing and managing health care provider organizations and providing services thereto, (iv) developing reimbursement and at-risk systems under capitation, prepayment, indemnity and other forms of compensatory arrangements, and (v) managing the delivery, reporting and financing of health care services in managed care and managed cost settings, including the systems, techniques, strategies and methods used to compete successfully in these lines of business.

         6.3 RESTRICTIONS ON USE AND DISCLOSURE OF TRADE SECRET INFORMATION. Except as authorized by the Company, Executive shall not, during the term of this Agreement and for so long after the termination of employment as the information or data remains Trade Secret Information, directly or indirectly divulge, furnish or make accessible to anyone or use in any way (other than in the ordinary course of business of the Company) the Trade Secret Information.

         6.4 RETURN OF MATERIALS. Upon the request of the Company and, in any event, upon the termination of Executive's employment, Executive shall return to the Company and leave at its disposal all copies of memoranda, notes, records, drawings, manuals, computer programs, documentation, diskettes and other documents or media, in Executive's possession or control, pertaining in any way to the business, practices or techniques of the Company.

         7. RESTRICTIONS ON COMPETITION.

         7.1 PREMISES. The Company has invested prior to the date hereof and expects to continue to invest considerable time, effort, and capital in developing the business of the Company and enhancing the value and desirability of the skills of its executives and technical personnel. This investment, together with the Base Salary and Incentive Compensation payable to Executive, Executive's entitlement to participate in the Executive Bonus Pool, the issuance to Executive of the Class A Stock and the grant to Executive of the Options, reflect the Company's expectation of receiving a considerable return from the exclusive use of Executive's services and know-how in the future, free from any risk that the Company's competitors may attempt to induce Executive to leave the Company and wrongfully gain the benefit of the Company's investment. The partial restraint set forth in Section 7.2 hereof does not, and cannot, provide complete protection for the Company's investment, but the Company and Executive believe that, in combination with the other provisions of this Agreement, it is a fair and reasonable measure permitted under applicable law to protect the Company's interests, giving due regard to both the interests of Executive and the interests of the Company. Executive hereby (i) agrees that the restrictions contained within Section 7 are reasonable and necessary for the protection of the goodwill of the business of the Company during the term of this Agreement and thereafter and that the limitations as to period of time and geographic area contained in Section 7.2 are reasonable and necessary for the protection of the Company's business; and (ii) acknowledges that the Company would not have entered into this Agreement but for these restrictions.

         7.2 COVENANT NOT TO COMPETE; SOLICIT. In consideration of Executive's employment hereunder and the issuance to Executive of the Class A Stock and the grant to Executive of the Options, during the term of this Agreement and for a period of three (3) years from the date of expiration or termination of this Agreement (at any time for any reason) Executive shall not:

                  (a) directly or indirectly, for himself, as an owner, partner, principal, shareholder, officer, director, employee, or independent contractor engage in the development, management or operation of (i) independent practice associations ("IPAs"), physician-hospital organizations ("PHOs"), management services organizations ("MSOs"), preferred provider organizations ("PPOs"), integrated delivery systems ("IDS"), health maintenance organizations ("HMOs"), point of service ("POS") plans, long-term plans or other types of managed care organizations ("MCOs") that contract with commercial third-party payors, self-insured employers, health care purchasing cooperatives or Medicare fiscal intermediaries for the delivery of health care services within one hundred (100) miles from any city, town where the Company has established such an IPA, PHO, MSO, PPO, IDS, HMO, POS plan or MCO; or (ii) IPAs, PHOs, MSOs, PPOs, IDS, HMOs, POS plans, long-term plans or other MCOs that contract with state Medicaid agencies for the delivery of health care services within any state in which the Company has established such an IPA, PHO, MSO, PPO, IDS, HMO, POS plans or MCO; or

                  (b) attempt, directly or indirectly, to solicit or entice (i) any employee of the Company to terminate his or her employment or to become employed by any person, firm or corporation other than the Company, or approach any such employee for any of the foregoing purposes or authorize or assist in the taking of any such action by any third party; (ii) any existing customer or client of the Company to terminate or reduce its relationship with the Company; or (iii) any prospective customer or client of the Company to refrain from doing business with the Company.

         7.3 DURATION. If Employee violates the restrictive covenant in Section
7.2 and the Company brings legal action for injunctive or other relief, the Company shall not, as a result of the time involved in obtaining the relief, be deprived of the benefit of the full period of the restrictive covenant. Accordingly, unless Executive contests the alleged violation in a court of law and is the prevailing party in a nonappealable decision of the applicable court, the restrictive covenant shall be deemed to have the three-year post-employment duration specified in Section 7.2 hereof computed from the date the relief is granted but reduced by the period when the restriction began to run and the date of the first violation by Executive. Notwithstanding the foregoing, however, to the extent this provision is invalid or unenforceable under the laws of any applicable jurisdiction, the remainder of Section 7 shall be interpreted, status quo ante, as if Section 7.3 had never been included herein and was an absolute nullity.

         7.4 NO ADEQUATE REMEDY AT LAW. Executive hereby acknowledges and agrees that a violation of any of the provisions contained in Section 7.2 will cause irreparable damage to the Company, the exact amount of which may be impossible to ascertain and that, for such reason, among others, the Company shall be entitled to injunctive relief, both pendente lite and permanently, against Executive to restrain any further violation of such provisions, and Executive hereby (i) consents to any initiation by the Company in a court of competent jurisdiction of any action to enjoin immediately any breach of this Agreement, and (ii) hereby releases the Company from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to pursue any other rights and remedies the Company may have against Executive, including, but not limited to, the recovery of damages.

         7.5 ATTORNEYS' FEES. Executive hereby agrees to reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with successfully seeking injunctive relief or other rights and remedies pursuant to Section 7.4 by reason of Executive's violation of Section 7.2, in a court of competent jurisdiction. In the event the Executive is found, in a court of competent jurisdiction, not to have violated Section 7.2, then the Company shall reimburse Executive's reasonable legal costs or other expenses incurred in defense thereof.

         7.6 SURVIVAL. The restrictions contained in this Section 7 shall inure to the benefit of the Company and each of its Affiliates and shall survive the termination of this Agreement.

         8. TERMINATION OF EMPLOYMENT. This Agreement shall terminate prior to its expiration upon the earliest to occur of any of the following events:

                  8.1 FOR CAUSE. Upon written notice by the Company to Executive For Cause. "For Cause" means (i) any conduct which constitutes a felony or another criminal act which involves moral turpitude; (ii) the commission or participation of Executive in acts of personal dishonesty; (iii) material breach by Executive of his obligations under this Agreement, which breach is not cured within fifteen (15) days after receipt of a notice of the breach; (iv) Executive (a) being adjudicated as bankrupt or insolvent, (b) filing a voluntary petition in bankruptcy or a petition or answer seeking a reorganization, arrangement, composition, readjustment or other relief under any provision of any insolvency law, (c) making an assignment for the benefit of creditors, or (d) filing a petition for or consenting to the appointment of any trustee, receiver or liquidator; (v) the engaging by Executive in willful misconduct which is injurious to the Company;

         (vi) dependence by Executive upon alcohol, prescription drugs or any illegal substance; (vii) the failure of Executive to abide by the Company's policies, procedures or protocols; or (viii) the failure of Executive to carry out any lawful orders given to him by any officer or by the Board of Directors of the Company;

                  8.2 OTHER CIRCUMSTANCES. Upon written notice by the Company to Executive in the following circumstances: (i) the decision of the Board of Directors of the Company within sixty (60) days following expiration of the probationary period imposed upon Executive in connection with the delivery to Executive of a written performance appraisal; (ii) after March 31, 1996, the failure of the Company to generate at least sixty thousand dollars ($60,000) in monthly Adjusted Gross Revenue in the immediately preceding monthly fiscal period; (iii) after June 30, 1996, the failure of the Company to generate at least seven hundred fifty thousand dollars ($750,000) of annual Adjusted Gross Revenue in the immediately preceding twelve (12) month period; (iv) after June 30, 1997, the failure of the Company to generate at least three million dollars ($3,000,000) of annual Adjusted Gross Revenue in the immediately preceding twelve (12) month period; (v) after June 30, 1998, the failure of the Company to generate at least four million dollars ($4,000,000) of annual Adjusted Gross Revenue in the immediately preceding twelve (12) month period; and (vi) after June 30, 1999, the failure of the Company to generate at least five million dollars ($5,000,000) of annual Adjusted Gross Revenue in the immediately preceding twelve (12) month period;

                  8.3 DEATH. Upon Executive's death;

                  8.4 DISABILITY. Upon the Company's written notice, at the Company's sole option, upon Executive's disability. "Disability" shall have the definition ascribed in Executive's individual disability policy if coverage under the policy is conditioned on using such definition. If no such policy exists or if coverage is not conditioned on using such definition, then, for purposes of this Agreement, "Disability" means the inability of Executive to perform his duties with reasonable accommodation by the Company for ninety (90) days in any one hundred eighty (180) consecutive day period.

         9. SEVERANCE.

         9.1 DEATH. If Executive's employment is terminated pursuant to Section
8.3 as a result of Executive's death, the following provisions shall apply:

                  (a) The Company shall pay to Executive's personal representative the Base Salary through the end of the calendar month in which Executive's death occurs.

                  (b) The Company shall pay to Executive's personal representative (i) the earned but unpaid Incentive Compensation for the calculation period ended prior to the date of Executive's death and (ii) a pro rata share (based on the number of days in the period during which Executive was alive) of Executive's Incentive Compensation for the calculation period in which Executive died provided that more than three (3) months of such calculation period have elapsed as of Executive's death. Such amounts shall be payable in accordance with Section 4.2. If Executive's death occurs during the first three (3) months of an Incentive Compensation calculation period, no Incentive Compensation shall be payable with respect to such period.

         9.2 DISABILITY. If Executive's employment is terminated pursuant to
Section 8.4 as a result of Executive's Disability, the following provisions shall apply:

                  (a) The Company shall maintain any health insurance coverage provided to Executive hereunder until the expiration of the Initial Term for Executive and Executive's dependents, or, if the Company's benefit insurer does not permit such continuation, pay to Executive the amount of the health insurance premium the Company would have paid to provide such insurance to Executive and Executive's dependents. Nothing herein shall affect any rights to continuation coverage of Executive or Executive's dependents with respect to any insurance coverage as provided by law.

                  (b) The Company shall maintain any life insurance coverage provided to Executive hereunder on Executive's life, payable to Executive or, as designated by Executive, Executive's beneficiaries until the expiration of the Initial Term.

                  (c) The Company shall pay to Executive the Base Salary through the end of the calendar month in which the employment termination occurs.

                  (d) The Company shall pay to Executive (i) the earned but unpaid Incentive Compensation for the calculation period ended prior to the date of employment termination and (ii) a pro rata share (based on the number of days in the period during which Executive was not disabled) of Executive's Incentive Compensation for the calculation period in which Executive was terminated from employment provided that more than three (3) months of such calculation period has elapsed as of the date of termination. Such amounts shall be payable in accordance with Section 4.2. If Executive's employment termination occurs during the first three (3) months of an Incentive Compensation calculation period, no Incentive Compensation shall be payable with respect to such period.

         9.3 TERMINATION FOR CAUSE. If Executive's employment is terminated For Cause pursuant to Section 8.1, the following provisions shall apply:

                  (a) The Company shall pay to Executive the Base Salary through the date of termination.

                  (b) Executive shall forfeit all accrued but unpaid Incentive Compensation and all unexercised Options. The foregoing sentence is not a penalty, but is intended to constitute liquidated damages to compensate the Company for damages, which may be difficult to measure, suffered by the Company as a result of Executive's conduct. Nothing contained in this Section 9.3 shall be deemed to limit the Company's ability to obtain equitable relief.

                  (c) Health insurance coverage provided to Executive hereunder for Executive and Executive's dependents and any life insurance coverage provided to Executive hereunder on Executive's life, payable to Executive or, as designated by Executive, Executive's beneficiaries shall terminate as of the last day of the month in which Executive's employment terminates. Nothing herein shall affect any rights to continuation coverage of Executive or Executive's dependents with respect to any insurance coverage as provided by law.

         9.4 TERMINATION BY MUTUAL AGREEMENT. If Executive's employment is terminated by mutual agreement, the parties hereto shall structure a mutually acceptable severance benefits program which shall be documented in a Termination Agreement to be executed by the parties immediately prior to Executive's resignation from employment.

         10. MISCELLANEOUS.

         10.1 GOVERNING LAW. This Agreement shall be deemed to have been executed in the State of Tennessee and shall be governed and construed as to both substantive and procedural matters in accordance with the laws of the State of Tennessee, but excepting (i) any State of Tennessee rule which would result in judicial failure to enforce the arbitration provisions of Section 10.4 hereof or any portion thereof and (ii) any State of Tennessee rule which would result in the application of the law of a jurisdiction other than the State of Tennessee.

         10.2 PRIOR AGREEMENTS. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, including, but not limited to, the Employment Agreement dated as of March 1, 1995, between BAW, Inc. and Executive and the Management Agreement, dated as of March 1, 1995, between BA-Forum, Inc. and Forum Health Care, Inc. and the parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.

         10.3 AMENDMENT. This Agreement may not be amended, modified, superseded, canceled or terminated, and any of the matters, covenants, representations, warranties or conditions hereof may not be waived, except by written instrument executed by the parties hereto or, in the case of a waiver, by the party to be charged with such waiver.

         10.4 ARBITRATION. Any controversy or claim arising out of or relating to the Agreement, or the breach hereof, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, in the county in which the principal office of the Company is located, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction over the parties hereto. The dispute shall be resolved by a panel of three arbitrators if the dollar amount in question that is being arbitrated exceeds fifty thousand dollars ($50,000). The parties hereto shall have full rights to pursue equitable remedies in furtherance of enforcing this Agreement without interference from any arbitration proceedings.

         10.5 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and not in limitation of business activities covered by, any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent possible under applicable law.

         10.6 SURVIVAL. The covenants contained in this Agreement shall survive Executive's termination of employment, regardless of who causes the termination and under what circumstances.

         10.7 ATTORNEYS' FEES. If either party hereto shall be required to retain the services of an attorney to enforce any of his or its rights hereunder, the prevailing party shall be entitled to receive from the other party all costs and expenses including, but not limited to, court costs and attorneys' or experts' fees (whether in a court of original jurisdiction or one or more courts of appellate jurisdiction) incurred by him or it in connection therewith.

         10.8 ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company may, without the consent of Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity with or into which the Company may merge or consolidate, or to which the Company may sell or transfer all or substantially all of its assets, or of which fifty percent (50%) or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. After any such assignment by the Company, the Company and Birman shall be discharged from all further liability hereunder, and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section 10.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                  THE COMPANY:

                                  BAW, INC., a Tennessee corporation

                                  By:
-----------------------------        --------------------------------
Unofficial Witness                    David N. Birman, M.D.
                                      Chairman

                                  Attest:
                                     --------------------------------
                                      Sue D. Birman
                                      Secretary

                                                  [CORPORATE SEAL]

                                  BIRMAN:

                                  BA-FORUM HEALTH CARE, INC.,
                                  D/B/A BIRMAN MANAGED CARE,
                                  INC., a Tennessee corporation

                                  By:
-----------------------------        --------------------------------
Unofficial Witness                     David N. Birman, M.D.
                                       Chairman

                                  Attest:
                                     --------------------------------
                                       Sue D. Birman
                                       Secretary

                                                  [CORPORATE SEAL]

                                  EXECUTIVE:

                                                                (SEAL)
-----------------------------     ------------------------------
Unofficial Witness                MARK C. WADE

For purposes of Section 10.2 only:

                                  FORUM HEALTH CARE, INC., an

                                  Arizona corporation

                                  By:
-----------------------------     ------------------------------
Unofficial Witness                Mark C. Wade
                                  President

                                  Attest:
                                  ------------------------------
                                  Secretary

                                  [CORPORATE SEAL]

                                AMENDMENT NO. 2
                                ---------------

        THIS INSTRUMENT, dated as of September 1, 1996, by and among Birman Managed Care, Inc., a Tennessee corporation ("Birman"), BMC Health Plans, Inc., a Tennessee corporation (the "Company"), and Mark C. Wade, an Arizona resident ("Executive"), constitutes a second amendment to that certain Employment Agreement by and between Executive and the Company dated as of July 1, 1995 (the "Agreement"). The Company, Birman and Executive are hereinafter referred to as the "Parties."

                                R E C I T A L S:
                                - - - - - - - -

        WHEREAS, the Parties desire to amend the Agreement;

        NOW, THEREFORE, for and in consideration of the premises set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by each of the Parties, the Parties, intending to be legally bound, hereby agree as follows:

        1. The second preamble of the Agreement is hereby amended by deleting the whole thereof and by inserting in lieu thereof the following:

        WHEREAS, the Company and Executive desire that Executive be employed in accordance with the terms and conditions hereof as the Company's Executive Vice President - Sales and Marketing; and

        2. The first sentence of Section 1 of the Agreement is hereby amended by deleting the whole thereof and by inserting in lieu thereof the following:

        The Company hereby employs Executive, and Executive hereby accepts employment from the Company as the Company's Executive Vice President - Sales and Marketing.

        3. Section 2 of the Agreement is hereby amended by deleting the date, "June 30, 2001," and by inserting in lieu thereof the date, "August 31, 1998."

        4. Section 4.1 of the Agreement is hereby amended by deleting the whole thereof and by inserting in lieu thereof the following:

        During the Initial Term and any renewal thereof, the Company shall pay to Executive as compensation for all personal services to be rendered by Executive under this Agreement a base salary ("Base Salary"), in accordance with the Company's customary payroll practices, reduced by applicable federal, state and local withholding taxes, of one hundred sixty-five thousand and no/100 dollars ($165,000) per annum.

        5. Section 4.2 of the Agreement is hereby amended by deleting the whole thereof and by inserting in lieu thereof the following:

        In addition to the Base Salary described in Section 4.1, the Company shall pay Executive an annual performance-based bonus ("Incentive Compensation") in cash not later than ninety (90) days after the audit of the books of the Company for such annual period has been completed by the Company's independent accountants based upon the cumulative total enrollment in Care3 Health Plan of Mississippi, Inc. and Care3 Health Plan of Tennessee, Inc. at the completion of the annual fiscal period for which the Incentive Compensation is being calculated, as follows (not to exceed $85,000):


Number of Members               Incentive Compensation
-----------------               ----------------------
Less than 5,000                           0
 5,001 to 10,000                      $20,000
10,001 to 15,000                      $30,000
15,001 to 20,000                      $35,000
        Total:                        $85,000

        6. Section 4.3 is hereby amended by deleting the whole thereof in its entirety.

        7. Section 4.4 is hereby amended by deleting the phrase, "five hundred thousands (500,000) shares" and by inserting in lieu thereof the phrase, "two hundred thousand (200,000) shares."

        8. Section 8.2 is hereby amended by deleting the whole thereof in its entirety.

        9.  A new Section 8.5 is hereby inserted and providing as follows:

        Other. If Executive's employment is terminated for reasons other than death, For Cause, mutual agreement or Disability, Executive shall be entitled to receive as severance, the Base Salary for the six (6) month period following Executive's severance of employment, all accrued but unpaid Incentive Compensation for the calculation period in which Executive was terminated from employment provided more than three (3) months of such calculation period has elapsed as of the date of termination, and all vested stock options granted pursuant to the Company's 1995 Stock Option Plan.

     10. The amendments delineated above, together with the Agreement and Amendment No. 1 thereto constitute the sole amendment to the Agreement. The Agreement and the above amendments contain the entire agreement of the Parties relating to the subject matter hereof.

     The Agreement, as above amended, shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

                                BIRMAN MANAGED CARE, INC.

                                By: __________________________________
                                    David N. Birman, M.D.,
                                    President and Chief Executive Officer


                                BMC HEALTH PLANS, INC.

                                By: __________________________________
                                    Vincent W. Wong,
                                    President and Chief Executive Officer


                                EXECUTIVE:

                                _______________________________________
                                MARK C. WADE


                                       3